EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Announces the Closing of 13 Food Town Retail Grocery Stores

GRAND RAPIDS, MICHIGAN--March 6, 2003-- As an outcome of its strategic review process, Spartan Stores, Inc., (Nasdaq: SPTN) announced today that it will be closing 13 Food Town retail grocery stores principally located in the Toledo, Ohio and outlying areas. The decision to close the stores was one of the options considered by the Company for its 39 Food Town retail grocery stores under its previously announced strategic evaluation process. The 13 stores fell short of the company's financial performance targets and were adversely affecting operating cash flow. The options being considered for the remaining 26 Food Town stores include a sale to other retail grocery operators and/or the conversion of select stores to other formats.

The 13 stores generate approximately $110 million in annual retail sales. The Company expects to record a non-cash pretax charge of between $10 and $12 million in connection with the closings during the fourth quarter. The Company also anticipates an improvement in operating profit and cash from operations upon completion of the closings. Inventory liquidations are expected to yield approximately $7 to $8 million in cash proceeds that will be used to reduce related trade payables and outstanding bank debt.

"The store closings will allow us to better focus management's efforts and capital on key strategic markets where we have the strongest growth and value creation opportunities," stated James B. Meyer, Chairman of Spartan Stores. "We regret having to make this difficult decision, but it is necessary to help expedite the process of returning our retail operations to profitability. We have taken this step as a last resort after careful evaluation of all possible options and we greatly appreciate the efforts and loyalty of the affected associates. We continue to review the other options for the remaining 26 Food Town stores and expect to reach a final decision before the close of our fourth quarter ending March 29, 2003."

"Excess retail grocery store capacity in the Toledo area market has made it difficult for many grocery operators to maintain profitable operations," said Mr. Craig C. Sturken, Spartan Stores' President and Chief Executive Officer. "The decision to close the stores will help to strengthen our overall competitive retail market position."

Locations of the 13-stores being closed are Main Street, Toledo, OH, W. Alexis Road, Toledo, OH, E. Ford Street, Maumee, OH, Lewis Avenue, Toledo, OH, Secor Road, Toledo, OH, Navarre Avenue, Oregon, OH, Airport Highway, Toledo, OH, Monroe Street, Toledo, OH, Sylvania Avenue, Toledo, OH, S. Main Street, Bowling Green, OH, Woodville Road, Northwood, OH, Sylvania Avenue, Sylvania, OH and W. Perkins Road, Sandusky, OH

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 94 supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, and expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or management "expects," "anticipates," "projects," "plans," "believes," "intends," or is "optimistic", that a particular occurrence or event "may," "could" or "will likely" result or "is indicated"; that a subject will be "explored" or "considered" or is an "option"; or similarly stated expectations. Accounting estimates, including but not limited to asset impairment charges, exit cost accruals and insurance loss reserves, are inherently forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail store performance; address underperformance in our southern retail division; improve sales growth; increase profit margin; reduce operating cost structures; identify and implement successful merchandising, marketing and other strategies; improve operational efficiency, capacity utilization and fixed cost coverage; service customers from consolidated warehouses; and implement the other programs, plans, strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, competitive pressures among food retail and distribution companies; changes in economic conditions generally or in the markets and geographic areas that we serve; integration of our acquisitions and our retail and distribution operations; adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; continued compliance with our credit facility; and labor shortages or stoppages. Additional information about these and other factors that may adversely effect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.